Exhibit (a)(5)(G)

SBAR’S ACQUISITION CORPORATION SUCCESSFULLY COMPLETES

TENDER OFFER FOR SHARES OF A.C. MOORE ARTS & CRAFTS, INC.

Moorestown, NJ and Berlin, NJ, November 17, 2011 — Sbar’s, Inc. (“Sbar’s”) and A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (“A.C. Moore”) today announced the successful completion of the tender offer by Nicole Crafts LLC and Sbar’s Acquisition Corporation (“Purchaser”), affiliates of Sbar’s, for all of the outstanding shares of common stock of A.C. Moore for $1.60 per share, net to the seller in cash without interest. The tender offer expired, as scheduled, at 12:00 midnight, New York City time, at the end of Wednesday, November 16, 2011 and was not extended.

The depositary for the tender offer has advised that as of the offer’s expiration, 21,504,096 shares of A.C. Moore common stock have been tendered and not withdrawn pursuant to the Offer, representing approximately 84.5% of the outstanding shares. All of such shares have been accepted for payment by Purchaser in accordance with the terms of the tender offer. Pursuant to the previously announced merger agreement, Purchaser will effect a “short-form” merger under applicable Pennsylvania law, without the affirmative vote of any other A.C. Moore stockholder, which merger is expected to occur as soon as practicable. In the merger, Purchaser will be merged with and into A.C. Moore, with A.C. Moore surviving the merger and continuing as a wholly-owned subsidiary of Nicole Crafts LLC, an entity affiliated with Sbar’s. Upon completion of the merger, each outstanding share of common stock of A.C. Moore, other than shares held or owned by A.C. Moore or any of its subsidiaries or Nicole Crafts LLC or any of its subsidiaries, or any stockholder of A.C. Moore who has perfected its demand for dissenters’ rights under Pennsylvania law, will be automatically cancelled and converted into the right to receive cash equal to the $1.60 offer price per share without interest and less any required withholding taxes.

About A.C. Moore

A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit its website at www.acmoore.com.

About Sbar’s

Sbar’s is one of the largest distributors in the United States supplying arts and crafts merchandise, including its proprietary Nicole Crafts products, to retailers. Sbar’s began in 1952 as a small craft, hobby and school supply store in Camden, New Jersey and today operates from its 300,000 square foot distribution center located in Moorestown, New Jersey. In addition to being a merchandise distributor, Sbar’s operates seven arts and crafts stores located in the Richmond, Virginia area. For more information about Sbar’s, visit its website at www.sbarsonline.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “expect,” “believe,” “plan,” “intend,” “predict,” “will,” “may” and similar terms. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; statements regarding prospective performance and opportunities; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements contained in this press release related to future results and events are based on the Company’s current expectations, beliefs and assumptions about its industry and its business. Forward-looking statements, by their nature, involve risks and uncertainties and are not guarantees of future performance. Actual results may differ materially from the results discussed in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, uncertainties as to the timing of the transaction; the risk of litigation relating to the transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors or other business partners; other business effects, including, but not limited to, the effects of industry, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including, but not limited to, the solicitation/recommendation statement and merger proxy statement filed by the Company. Investors and shareholders are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are also urged to review carefully and consider the various disclosures in the Company’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2011, Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2011 and Current Reports on Form 8-K filed from time to time by the Company. All forward-looking statements are qualified in their entirety by this cautionary statement.

For More Information Contact:

A.C. Moore Arts & Crafts, Inc.

David Stern

Chief Financial and Administrative Officer

(856) 768-4943